EXHIBIT 21.1
Subsidiaries of the Registrant as at March 31, 2008

Subsidiary	Ownership

ROK Entertainment Group Limited	ROK Entertainment Group, Inc.	(100)%

Fun Little Movies Inc	ROK Entertainment Group Inc.	(51)%

Geniem Oy	ROK Entertainment Group Inc.	(51)%

ROK Productions Limited	ROK Entertainment Group Limited	(100)%

ROK Asia Limited	ROK Productions Limited	(60)%

ROK Africa Limited	ROK Productions Limited	(51)%

ROK Licensing Limited	ROK Entertainment Group Limited	(100)%

ROK Media Limited	ROK Entertainment Group Limited	(66)%

ROK Comics Limited	ROK Entertainment Group Limited	(51)%

ROK Brazil Entertainment Limitada	ROK Entertainment Group Limited	(50)%

ROK Entertainment Group US Inc	ROK Entertainment Group Limited	(90)%

ROK Virtual Sports Academy Limited	ROK Entertainment Group Limited	(67)%

ROK Corporation Limited	ROK Entertainment Group Limited	(100)%

WAGR Limited	ROK Entertainment Group Limited	(76)%

Blubox Software Limited	ROK Entertainment Group Limited	(51)%

ROK Management Services Limited	ROK Corporation Limited	(100)%

ROK MS Limited	ROK Corporation Limited	(100)%

ROK Diamonds Limited	ROK Corporation Limited	(100)%

Dejoria Limited	ROK Diamonds Limited	(100)%

ROK Diamonds Inc	ROK Diamonds Limited	(100)%

Beijing ROK-New Net Science & Technology Development Limited	ROK Corporation Limited	(70)%

Beijing New Net Science & Technology Development Limited	ROK Corporation Limited	(50)%

Eikon Group Limited	Rok Entertainment Group Limited	(51)%

Innovating Technology Holdings Limited	Eikon Group Limited	(100)%

Rock Group plc	Innovating Technology Holdings Limited	(100)%

MVTS Limited	Innovating Technology Holdings Limited	(100)%